Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report, dated April 20, 2026, which appears in the Annual Report on Form 20-F filed by AIOS Tech Inc with the U.S. Securities Exchange Commission (“SEC”) on April 20, 2026 relating to the audit of the consolidated balance sheet of AIOS Tech Inc and its subsidiaries as of December 31, 2025 and 2024, and the related statements of operations and comprehensive (loss) income, changes in shareholders’equity, and cash flows for the years ended December 31, 2025,2024 and 2023, and the related notes (collectively referred to as the financial statements). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP
Enrome LLP

Singapore

July 17, 2026